Exhibit 99.1

FOR IMMEDIATE RELEASE	CONTACTS:
May 5, 2010
News Media
	Ruben Rodriguez	(202) 624-6620

Financial Community
	Robert Dennis	(202) 624-6129
WGL Holdings, Inc. Reports Second Quarter Fiscal Year 2010 Earnings;
Updates Fiscal Year 2010 Guidance
•	Second quarter consolidated earnings per share up – $1.56 per share vs. $1.49 per share for the comparative quarter of the prior year

•	Year-to-date consolidated earnings per share – $2.50 per share vs. $2.58 per share for the comparative year-to-date of the prior year

•	Second quarter consolidated non-GAAP operating earnings – $1.64 per share vs. $1.65 per share for the comparative quarter of the prior year

•	Year-to-date consolidated non-GAAP operating earnings – $2.64 per share vs. $2.67 per share for the comparative year-to-date of the prior year

•	Non-GAAP operating earnings guidance for fiscal year 2010 updated to a range of $2.25 to $2.37 per share; an increase of $0.03 per share
Consolidated Results
WGL Holdings, Inc. (NYSE: WGL), the parent company of Washington Gas Light Company (Washington Gas) and other energy-related subsidiaries, today reported net income determined in accordance with generally accepted accounting principles in the United States of America (GAAP) for the quarter ended March 31, 2010 of $78.7 million, or $1.56 per share, an increase of $3.6 million, or $0.07 per share, over net income of $75.1 million, or $1.49 per share, reported for the quarter ended March 31, 2009.
For the first six months of fiscal year 2010, we reported net income determined in accordance with GAAP of $126.3 million, or $2.50 per share, compared to net income of $129.7 million, or $2.58 per share, reported for the comparative period of fiscal year 2009. Our operations are seasonal and, accordingly, our operating results for the three and six months ended March 31, 2010, are not indicative of the results expected for the 12 months ending September 30, 2010.
“Our second quarter results remain strong for the regulated utility and retail energy-marketing segments demonstrating the strength of our business plans,” said Terry McCallister, Chairman and Chief Executive Officer of WGL Holdings. “Our region continued to provide utility customer growth, while our non-utility operations took important steps on strategic initiatives that will expand their ability to consistently contribute earnings growth.”

Financial performance is evaluated based on non-GAAP operating earnings (loss). Non-GAAP operating earnings (loss) excludes the effects of: (i) unrealized mark-to-market gains (losses) on energy-related derivatives; (ii) certain gains and losses associated with optimizing the utility segment’s system capacity assets and (iii) certain unusual transactions. Refer to “Use of Non-GAAP Operating Earnings (Loss)” and supporting reconciliations attached to this news release for a detailed discussion of management’s use of this non-GAAP financial measure, as well as reconciliations of net income determined in accordance with GAAP to non-GAAP operating earnings (loss) for both our consolidated and segment results.
For the quarter ended March 31, 2010, our non-GAAP operating earnings were $82.7 million, or $1.64 per share, substantially the same as the non-GAAP operating earnings of $82.8 million, or $1.65 per share, for the same quarter of the prior fiscal year. For the six months ended March 31, 2010, our non-GAAP operating earnings were $133.5 million, or $2.64 per share, down slightly from the non-GAAP operating earnings of $134.4 million, or $2.67 per share, for the same period of the prior fiscal year.
Second Quarter Results by Business Segment
Regulated Utility Segment
For the quarter ended March 31, 2010, our regulated utility segment reported net income of $91.0 million, or $1.80 per share, an increase of $15.6 million, or $0.31 per share, over net income of $75.4 million, or $1.49 per share, reported for the second quarter of the prior fiscal year. After adjustments, non-GAAP operating earnings for the regulated utility segment were $80.1 million, or $1.58 per share, for the quarter ended March 31, 2010, an increase of $1.1 million, or $0.01 per share, over non-GAAP operating earnings of $79.0 million, or $1.57 per share, for the same quarter of the prior fiscal year.
For the six months ended March 31, 2010, our regulated utility segment reported net income of $131.7 million, or $2.61 per share, an increase of $2.6 million, or $0.04 per share, over net income of $129.1 million, or $2.57 per share, reported for the six months ended March 31, 2009. After adjustments, non-GAAP operating earnings for the regulated utility segment were $124.0 million, or $2.46 per share, for the six months ended March 31, 2010, compared to non-GAAP operating earnings of $124.4 million, or $2.47 per share, for the same six months of the prior fiscal year.
For both the three and six month comparisons, non-GAAP operating earnings included: (i) an increase in average active customer meters from the prior period; (ii) favorable effects of changes in natural gas consumption patterns; (iii) an improvement reflecting lower regulatory obligations for the Virginia Earnings Sharing Mechanism; (iv) lower costs for weather protection products related to the District of Columbia and (v) lower interest expense related to both lower interest rates and decreased borrowing levels. Offsetting these improvements were: (i) a decrease in the recovery of inventory carrying costs, reflecting lower average storage gas inventory balances; (ii) a decrease in realized margins associated with our asset optimization program and (iii) higher employee benefit expense due to changes in plan asset values and plan valuation assumptions.

Retail Energy-Marketing Segment
For the quarter ended March 31, 2010, the retail energy-marketing segment reported a net loss of $(11.4) million, or $(0.23) per share, compared to a net loss of $(667,000), or $(0.01) per share, reported for the second quarter of the prior fiscal year. Non-GAAP operating earnings for the retail energy-marketing segment were $3.5 million, or $0.07 per share, for the quarter ended March 31, 2010 compared to non-GAAP operating earnings of $3.4 million, or $0.07 per share, for the same quarter of the prior fiscal year. Non-GAAP operating earnings reflect the offsetting effects of higher realized margins from the sale of electricity and higher operating expenses associated with marketing and customer acquisition costs. Electric sales margin improvements primarily reflect higher electric sales associated with customer growth, partially offset by lower unit margins. Natural gas sales volumes were relatively unchanged from the prior period.
For the six months ended March 31, 2010, the retail energy-marketing segment reported a net loss of $(3.9) million, or $(0.08) per share, compared to a net loss of $(217,000) reported for the same period of the prior fiscal year. Non-GAAP operating earnings for the retail energy-marketing segment were $10.9 million, or $0.22 per share, for the six months ended March 31, 2010, an increase of $1.7 million, or $0.03 per share, over non-GAAP operating earnings of $9.2 million, or $0.19 per share, for the same period of the prior fiscal year. The period-over-period non-GAAP operating earnings improvement is primarily attributable to higher natural gas sales margins which were partially offset by higher operating expenses associated with marketing and customer acquisitions costs. Although natural gas sales volumes were slightly lower in the current period, higher unit margins recorded in the first fiscal quarter of 2010 contributed an overall improvement in natural gas margins for the current year. In contrast, electric sales volumes more than doubled for the six months ended March 31, 2010 compared to the prior year, however, lower non-GAAP unit margins offset the effect of this volume increase.
The variance in quarterly non-GAAP operating results for this segment were affected by both the volume of activity and pattern of margin recognition that results from sales under generally fixed-priced contracts with customers that were supplied by contract commitments that reflect the shape of the future commodity market at the time the sales contracts are entered into. Realized margins on natural gas sales also reflect comparative changes in the cost of gas inventories used to meet customer commitments.
Design-Build Energy Systems Segment
For the quarter ended March 31, 2010, the design-build energy systems segment reported a net loss of $(91,000), compared to net income of $1.2 million, or $0.02 per share, reported for the same quarter of the prior fiscal year. For the six months ended March 31, 2010, the design-build energy systems segment reported a net loss of $(303,000), or $(0.01) per share, compared to net income of $2.0 million, or $0.04 per share, reported for the same period of the prior fiscal year. The decrease in earnings for both the three and six month comparisons, are primarily due to delays in the initiation of certain planned project work for government agency customers. Operating expenses were also higher due to increased labor expense associated with expansion plans. There were no non-GAAP adjustments for this segment for either period.

Earnings Outlook
We are providing an updated consolidated earnings estimate for fiscal year 2010 based on non-GAAP operating earnings in a range of $2.25 per share to $2.37 per share, an increase of $0.03 per share in the mid-point of the range. This estimate includes projected fiscal year 2010 non-GAAP operating earnings from our regulated utility segment in a range of $1.86 per share to $1.92 per share, and projected fiscal year 2010 non-GAAP operating earnings from our unregulated business segments in a range of $0.39 per share to $0.45 per share. Refer to the “Reconciliation of GAAP Earnings Guidance to Non-GAAP Earnings Guidance” attached to this news release for a reconciliation of our GAAP earnings per share estimate to our estimate based on non-GAAP operating earnings per share.
We assume no obligation to update this guidance. The absence of any statement by us in the future should not be presumed to represent an affirmation of this earnings guidance. For the assumptions underlying this guidance, please refer to the slides accompanying our webcast that will be posted to the WGL Holdings website, wglholdings.com.
Other Information
We will hold a conference call at 10:30 a.m. Eastern time on May 6, 2010, to discuss our second quarter financial results for fiscal year 2010. The live conference call will be available to the public via a link located on the WGL Holdings website, wglholdings.com. To hear the live webcast, click on the “Webcast” link located on the home page of the referenced site. The webcast and related slides will be archived on the WGL Holdings website through June 5, 2010.
Headquartered in Washington, D.C., WGL Holdings has three operating segments: (i) the regulated utility segment, which primarily consists of Washington Gas, a natural gas utility that serves over one million customers throughout metropolitan Washington, D.C., and the surrounding region; (ii) the retail energy-marketing segment, which consists of Washington Gas Energy Services, Inc., a third-party marketer that competitively sells natural gas and electricity and (iii) the design-build energy systems segment, which consists of Washington Gas Energy Systems, Inc., a provider of design-build energy efficiency solutions to government and commercial clients. Additional information about WGL Holdings is available on our website, wglholdings.com.
Unless otherwise noted, earnings per share amounts are presented on a diluted basis, and are based on weighted average common and common equivalent shares outstanding.
Please see the attached comparative statements for additional information on our operating results. Also attached to this news release are reconciliations of net income determined in accordance with GAAP to non-GAAP operating earnings (loss) for both our consolidated and segment results as well as reconciliations of our GAAP earnings guidance to our non-GAAP earnings guidance.

Forward-Looking Statements
This news release and other statements by us include forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 with respect to the outlook for earnings, revenues and other future financial business performance or strategies and expectations. Forward-looking statements are typically identified by words such as, but not limited to, “estimates,” “expects,” “anticipates,” “intends,” “believes,” “plans,” and similar expressions, or future or conditional verbs such as “will,” “should,” “would,” and “could.” Although we believe such forward-looking statements are based on reasonable assumptions, we cannot give assurance that every objective will be achieved. Forward-looking statements speak only as of today, and we assume no duty to update them. Factors that could cause actual results to differ materially from those expressed or implied include, but are not limited to, general economic conditions and the factors discussed under the “Risk Factors” heading in our most recent annual report on Form 10-K and other documents we have filed with, or furnished to, the U.S. Securities and Exchange Commission.

WGL Holdings, Inc.
Consolidated Statements of Income
(Unaudited)

	Three Months Ended		Six Months Ended
	March 31,		March 31,
(In thousands, except per share data)	2010	2009	2010	2009

OPERATING REVENUES
Utility	$611,625	$642,397	$1,002,157	$1,164,878
Non-utility	445,013	398,491	781,904	702,098

Total Operating Revenues	1,056,638	1,040,888	1,784,061	1,866,976

OPERATING EXPENSES
Utility cost of gas	318,922	375,143	516,199	681,927
Non-utility cost of energy-related sales	451,783	387,074	764,988	679,312
Operation and maintenance	78,272	78,439	151,788	148,773
Depreciation and amortization	24,235	24,245	48,398	48,326
General taxes and other assessments	43,007	41,255	74,427	71,682

Total Operating Expenses	916,219	906,156	1,555,800	1,630,020

OPERATING INCOME	140,419	134,732	228,261	236,956
Other Income—Net	495	760	864	777
Interest Expense
Interest on long-term debt	10,008	10,520	19,903	20,472
AFUDC and other, net	194	955	56	3,182

Total Interest Expense	10,202	11,475	19,959	23,654

INCOME BEFORE INCOME TAXES	130,712	124,017	209,166	214,079
INCOME TAX EXPENSE	51,676	48,617	82,159	83,724

NET INCOME BEFORE PREFERRED STOCK DIVIDENDS	79,036	75,400	127,007	130,355
Dividends on Washington Gas preferred stock	330	330	660	660

NET INCOME APPLICABLE TO COMMON STOCK	$78,706	$75,070	$126,347	$129,695

AVERAGE COMMON SHARES OUTSTANDING
Basic	50,366	50,130	50,305	50,071
Diluted	50,572	50,420	50,502	50,309

EARNINGS PER AVERAGE COMMON SHARE
Basic	$1.56	$1.50	$2.51	$2.59
Diluted	$1.56	$1.49	$2.50	$2.58

Net Income (Loss) Applicable To Common Stock—By Segment ($000):

Regulated utility	$91,006	$75,375	$131,702	$129,092

Non-utility operations:
Retail energy-marketing	(11,437)	(667)	(3,930)	(217)
Design-build energy systems	(91)	1,201	(303)	2,033
Other activities	(772)	(839)	(1,122)	(1,213)

Total non-utility	(12,300)	(305)	(5,355)	603

NET INCOME APPLICABLE TO COMMON STOCK	$78,706	$75,070	$126,347	$129,695

WGL Holdings, Inc.
Consolidated Balance Sheets
(Unaudited)

	March 31,	September 30,
(In thousands)	2010	2009

ASSETS
Property, Plant and Equipment
At original cost	$3,296,753	$3,242,413
Accumulated depreciation and amortization	(1,000,356)	(973,272)

Net property, plant and equipment	2,296,397	2,269,141

Current Assets
Cash and cash equivalents	123,454	7,845
Accounts receivable, net	512,805	308,915
Storage gas—at cost (first-in, first-out)	80,160	237,681
Other	157,790	129,073

Total current assets	874,209	683,514

Deferred Charges and Other Assets	449,266	397,235

Total Assets	$3,619,872	$3,349,890

CAPITALIZATION AND LIABILITIES
Capitalization
Common shareholders’ equity	$1,196,121	$1,097,698
Washington Gas Light Company preferred stock	28,173	28,173
Long-term debt	591,596	561,830

Total capitalization	1,815,890	1,687,701

Current Liabilities
Notes payable and current maturities of long-term debt	212,549	266,443
Accounts payable and other accrued liabilities	233,205	213,529
Other	244,580	154,644

Total current liabilities	690,334	634,616

Deferred Credits	1,113,648	1,027,573

Total Capitalization and Liabilities	$3,619,872	$3,349,890

WGL Holdings, Inc.
Consolidated Financial and Operating Statistics
(Unaudited)
FINANCIAL STATISTICS

	Twelve Months Ended
	March 31,
	2010	2009

Closing Market Price—end of period	$34.65	$32.80
52-Week Market Price Range	$35.02-$28.59	$37.08-$22.40
Price Earnings Ratio	14.9	13.9
Annualized Dividends Per Share	$1.51	$1.47
Dividend Yield	4.4%	4.5%
Return on Average Common Equity	10.0%	10.6%
Total Interest Coverage (times)	5.6	5.0
Book Value Per Share—end of period	$23.65	$22.88
Common Shares Outstanding—end of period (thousands)	50,570	50,141

UTILITY GAS STATISTICS

	Three Months Ended		Six Months Ended		Twelve Months Ended
	March 31,		March 31,		March 31,
(In thousands)	2010	2009	2010	2009	2010	2009

Operating Revenues
Gas Sold and Delivered
Residential — Firm	$430,570	$450,141	$694,461	$807,655	$874,061	$1,039,424
Commercial and Industrial — Firm	93,723	112,566	150,131	209,810	203,633	292,601
Commercial and Industrial — Interruptible	1,522	1,156	2,920	2,815	4,132	6,235
Electric Generation	275	275	550	550	1,100	1,099

	526,090	564,138	848,062	1,020,830	1,082,926	1,339,359

Gas Delivered for Others
Firm	66,904	56,843	113,949	96,956	161,991	139,764
Interruptible	17,357	16,650	29,691	29,973	47,417	47,359
Electric Generation	53	107	101	182	276	392

	84,314	73,600	143,741	127,111	209,684	187,515

	610,404	637,738	991,803	1,147,941	1,292,610	1,526,874
Other	1,221	4,659	10,354	16,937	25,758	41,106

Total	$611,625	$642,397	$1,002,157	$1,164,878	$1,318,368	$1,567,980

	Three Months Ended		Six Months Ended		Twelve Months Ended
	March 31,		March 31,		March 31,
(In thousands of therms)	2010	2009	2010	2009	2010	2009

Gas Sales and Deliveries
Gas Sold and Delivered
Residential — Firm	352,690	351,057	569,441	579,215	680,212	693,403
Commercial and Industrial — Firm	84,019	93,259	137,216	160,509	179,746	210,605
Commercial and Industrial — Interruptible	1,416	974	2,867	2,192	4,052	4,676

	438,125	445,290	709,524	741,916	864,010	908,684

Gas Delivered for Others
Firm	211,568	199,954	370,468	347,661	484,858	462,837
Interruptible	97,875	95,018	175,422	173,517	275,725	269,479
Electric Generation	12,418	22,857	23,550	46,320	79,989	103,466

	321,861	317,829	569,440	567,498	840,572	835,782

Total	759,986	763,119	1,278,964	1,309,414	1,704,582	1,744,466

WASHINGTON GAS ENERGY SERVICES

Natural Gas Sales
Therm Sales (thousands of therms)	265,962	272,687	442,937	462,228	608,137	646,417

Number of Customers (end of period)	159,700	141,500	159,700	141,500	159,700	141,500

Electricity Sales
Electricity Sales (thousands of kWhs)	2,134,831	1,037,602	4,008,214	1,882,913	7,394,582	3,719,459

Number of Accounts (end of period)	130,100	70,600	130,100	70,600	130,100	70,600

UTILITY GAS PURCHASED EXPENSE (excluding asset optimization)	77.27¢	85.21¢	74.58¢	93.89¢	74.51¢	98.62 ¢

HEATING DEGREE DAYS

Actual	2,177	2,333	3,608	3,860	3,959	4,133
Normal	2,104	2,111	3,451	3,457	3,767	3,774
Percent Colder (Warmer) than Normal	3.5%	10.5%	4.5%	11.7%	5.1%	9.5%

Average Active Customer Meters	1,078,358	1,070,724	1,073,732	1,064,801	1,070,924	1,061,000

WGL HOLDINGS, INC.
USE OF NON-GAAP OPERATING EARNINGS (LOSS)
(Unaudited)
The attached reconciliations are provided to clearly identify adjustments made to net income calculated in accordance with generally accepted accounting principles in the United States of America (GAAP) to derive non-GAAP operating earnings (loss). Management believes non-GAAP operating earnings (loss) provides a more meaningful representation of our earnings from ongoing operations by adjusting for the effects of: (i) unrealized mark-to-market gains and losses from energy-related derivatives; (ii) certain gains and losses associated with optimizing the utility segment’s capacity assets and (iii) certain unusual transactions. This presentation facilitates analysis by providing a consistent and comparable measure to help management, investors and analysts better understand and evaluate our operating results and performance trends, and assist in analyzing period-to-period comparisons. Additionally, we use this non-GAAP measure to report to the board of directors and to evaluate management’s performance.
The economic substance underlying our adjustments to calculate non-GAAP operating earnings (loss) is as follows:
•	We exclude unrealized mark-to-market adjustments for our energy-related derivatives to provide a more transparent and accurate view of the ongoing financial results of our operations. For our regulated utility segment, we use derivatives to substantially lock-in a future profit. This profit does not change even though the unrealized fair value of the underlying derivatives may change period-to-period, until settlement. For our retail energy-marketing segment, we use derivatives to lock-in a price for energy supplies to match future retail sales commitments. These derivatives are subject to mark-to-market treatment, while most of the corresponding retail sales contracts are not. With the exception of certain transactions related to the optimization of system capacity assets, as discussed below, when these derivatives settle the economic impact is reflected in our non-GAAP operating results, as we are only removing the interim unrealized mark-to-market amounts that are ultimately reversed when the derivatives are settled.

•	We adjust for certain gains and losses associated with the optimization of the regulated utility segment’s capacity assets. Transactions to optimize our system storage capacity assets are structured to lock-in a profit that is recognized, for regulatory purposes, as the natural gas is delivered to end-use customers. These transactions may result in gains and losses that consist of: (i) the settlement of physical and financial derivatives related to the management of our storage inventory and (ii) lower-of-cost or market adjustments from the difference between the cost of physical inventory compared to the amount realized through rates when the inventory is ultimately delivered to customers. In our GAAP results, due to timing differences between when the physical and financial transactions settle, and when the natural gas is sold to the end-use customer, gains and losses associated with our storage optimization strategy may be spread across different reporting periods. For purposes of calculating non-GAAP operating earnings (loss), gains and losses associated with these transactions are included in the reporting period when the gas is delivered to the end-use customer and the ultimate profit is realized for regulatory purposes. In addition, losses incurred to terminate long-term contracts affecting transportation capacity optimization margins of future periods are matched with those future margins for regulatory sharing purposes. For purposes of calculating non-GAAP operating earnings (loss), these losses are included in the reporting period when the transportation capacity optimization margins earned as a result of the termination are realized and shared with customers. These adjustments reflect a better matching between the economic costs and benefits of the overall optimization strategy.

We also exclude valuation adjustments to the carrying value of non-system natural gas storage inventory. This inventory is held solely to support asset optimization transactions. Valuation adjustments to reflect lower-of-cost or market under current accounting standards may not be representative of the margins that will be realized and shared with our utility ratepayers. Non-GAAP earnings reflect actual margins realized based on the unadjusted historical cost in storage when inventory is withdrawn and sold.

•	We exclude certain unusual transactions that may be the result of regulatory or legal decisions, or items that we may deem outside of the ordinary course of business.
There are limits in using non-GAAP operating earnings (loss) to analyze our results, as they are not prepared in accordance with GAAP and may be different from non-GAAP financial measures used by other companies. In addition, using non-GAAP operating earnings (loss) per share to analyze our earnings may have limited value as it excludes certain items that may have a material impact on our reported financial results. We compensate for these limitations by providing investors with the attached reconciliations to net income, the most directly comparable GAAP financial measure.

WGL HOLDINGS, INC. (Consolidating by Segment)
RECONCILIATION OF GAAP NET INCOME TO
NON-GAAP OPERATING EARNINGS (LOSS)
(Unaudited)

Quarter Ended March 31, 2010
			Design-Build
	Regulated	Retail Energy-	Energy	Other
(In thousands, except per share data)	Utility	Marketing	Systems	Activities*	Consolidated

GAAP net income (loss)	$91,006	$(11,437)	$(91)	$(772)	$78,706
Adjusted for (items shown after-tax):
Unrealized mark-to-market loss (gain) on energy-related derivatives (a)	(9,760)	14,907	—	—	5,147
Storage optimization program (b)	871	—	—	—	871
Amortization of derivative contract termination (c)	(579)	—	—	—	(579)
Weather derivative products (d)	(1,424)	—	—	—	(1,424)

Non-GAAP operating earnings (loss)	$80,114	$3,470	$(91)	$(772)	$82,721

GAAP diluted earnings (loss) per average common share (50,572 shares)	$1.80	$(0.23)	$—	$(0.01)	$1.56
Per share effect of non-GAAP adjustments	(0.22)	0.30	—	—	0.08

Non-GAAP operating earnings (loss) per share	$1.58	$0.07	$—	$(0.01)	$1.64

Quarter Ended March 31, 2009
			Design-Build
	Regulated	Retail Energy-	Energy	Other
(In thousands, except per share data)	Utility	Marketing	Systems	Activities*	Consolidated

GAAP net income (loss)	$75,375	$(667)	$1,201	$(839)	$75,070
Adjusted for (item shown after-tax):
Unrealized mark-to-market loss on energy-related derivatives (a)	1,105	5,302	—	—	6,407
Storage optimization program (b)	2,538	—	—	—	2,538
Reversal of prior period electric costs (d)	—	(1,229)	—	—	(1,229)

Non-GAAP operating earnings (loss)	$79,018	$3,406	$1,201	$(839)	$82,786

GAAP diluted earnings (loss) per average common share (50,420 shares)	$1.49	$(0.01)	$0.02	$(0.01)	$1.49
Per share effect of non-GAAP adjustments	0.08	0.08	—	—	0.16

Non-GAAP operating earnings (loss) per share	$1.57	$0.07	$0.02	$(0.01)	$1.65

Six Months Ended March 31, 2010
			Design-Build
	Regulated	Retail Energy-	Energy	Other
(In thousands, except per share data)	Utility	Marketing	Systems	Activities*	Consolidated

GAAP net income (loss)	$131,702	$(3,930)	$(303)	$(1,122)	$126,347
Adjusted for (items shown after-tax):
Unrealized mark-to-market loss (gain) on energy-related derivatives (a)	(7,351)	14,869	—	—	7,518
Storage optimization program (b)	1,256	—	—	—	1,256
Amortization of derivative contract termination (c)	(964)	—	—	—	(964)
Weather derivative products (d)	(638)	—	—	—	(638)

Non-GAAP operating earnings (loss)	$124,005	$10,939	$(303)	$(1,122)	$133,519

GAAP diluted earnings (loss) per average common share (50,502 shares)	$2.61	$(0.08)	$(0.01)	$(0.02)	$2.50
Per share effect of non-GAAP adjustments	(0.15)	0.30	—	(0.01)	0.14

Non-GAAP operating earnings (loss) per share	$2.46	$0.22	$(0.01)	$(0.03)	$2.64

Six Months Ended March 31, 2009
			Design-Build
	Regulated	Retail Energy-	Energy	Other
(In thousands, except per share data)	Utility	Marketing	Systems	Activities*	Consolidated

GAAP net income (loss)	$129,092	$(217)	$2,033	$(1,213)	$129,695
Adjusted for (items shown after-tax):
Unrealized mark-to-market loss (gain) on energy-related derivatives (a)	(5,188)	10,635	—	—	5,447
Storage optimization program (b)	3,305	—	—	—	3,305
Reversal of reserve for natural gas costs (c)	(2,781)	—	—	—	(2,781)
Reversal of prior period electric costs (d)	—	(1,229)	—	—	(1,229)

Non-GAAP operating earnings (loss)	$124,428	$9,189	$2,033	$(1,213)	$134,437

GAAP diluted earnings (loss) per average common share (50,309 shares)	$2.57	$—	$0.04	$(0.03)	$2.58
Per share effect of non-GAAP adjustments	(0.10)	0.19	—	—	0.09

Non-GAAP operating earnings (loss) per share	$2.47	$0.19	$0.04	$(0.03)	$2.67

*      Per share amounts for “Other Activities” may include adjustments for rounding
(Footnote references are described on the following page)

WGL HOLDINGS, INC. (Consolidated by Quarter)
RECONCILIATION OF GAAP NET INCOME TO
NON-GAAP OPERATING EARNINGS
(Unaudited)

Fiscal Year 2010
	Quarterly Period Ended (f)
(In thousands, except per share data)	Dec. 31	Mar. 31	Jun. 30	Sept. 30	Year-To-Date

GAAP net income	$47,641	$78,706			$126,347
Adjusted for (items shown after-tax):
Unrealized mark-to-market loss on energy-related derivatives (a)	2,371	5,147			7,518
Storage optimization program (b)	385	871			1,256
Amortization of derivative contract termination (c)	(385)	(579)			(964)
Weather derivative products (d)	786	(1,424)			(638)

Non-GAAP operating earnings	$50,798	$82,721			$133,519

Diluted average common shares outstanding	50,429	50,572			50,502

GAAP diluted earnings per average common share	$0.94	$1.56			$2.50
Per share effect of non-GAAP adjustments	0.07	0.08			0.14

Non-GAAP operating earnings per share	$1.01	$1.64			$2.64

Fiscal Year 2009
	Quarterly Period Ended (f)
(In thousands, except per share data)	Dec. 31	Mar. 31	Jun. 30	Sept. 30	Year-To-Date

GAAP net income	$54,625	$75,070			$129,695
Adjusted for (items shown after-tax):
Unrealized mark-to-market loss (gain) on energy-related derivatives (a)	(960)	6,407			5,447
Storage optimization program (b)	767	2,538			3,305
Reversal of reserve for natural gas costs (c)	(2,781)	—			(2,781)
Reversal of prior period electric costs (d)	—	(1,229)			(1,229)

Non-GAAP operating earnings	$51,651	$82,786			$134,437

Diluted average common shares outstanding	50,208	50,420			50,309

GAAP diluted earnings per average common share	$1.09	$1.49			$2.58
Per share effect of non-GAAP adjustments	(0.06)	0.16			0.09

Non-GAAP operating earnings per share	$1.03	$1.65			$2.67

Footnotes:

(a)	Represents the change in the unrealized mark-to-market positions of our energy-related derivatives that were recorded to income during the period. For the regulated utility segment, the relevant customer sharing percentage for realized asset optimization margins as approved by the regulators is used to allocate our unrealized mark-to-market gains and losses between regulatory assets/liabilities and earnings. All unrealized mark-to-market gains and losses for the retail energy-marketing segment are recorded directly to income.

(b)	Adjustments to shift the timing of storage optimization margins from the periods recognized for GAAP purposes to the periods in which such margins are recognized for regulatory sharing purposes. In addition, lower-of-cost-or-market adjustments related to system and non-system storage optimization are eliminated for non-GAAP reporting, since the margins will be recognized for regulatory purposes when the withdrawals are made at the unadjusted historical cost of storage inventory.

(c)	During the fourth quarter of fiscal year 2009, Washington Gas terminated a long-term energy-related derivative contract related to its transportation capacity optimization and recognized an associated loss of $3.9 million for GAAP purposes. For non-GAAP purposes, this loss is being recognized in this period and in future periods to be matched against the margins earned as a result of the termination, consistent with the regulatory sharing treatment.

(d)	During the fourth quarter of fiscal year 2009, Washington Gas received a premium payment of $2.1 million for an HDD derivative contract written to manage its exposure to variations from normal weather in the District of Columbia during fiscal year 2010. Written weather derivatives are recorded at fair value rather than being valued based on actual variations from normal weather. Thus, any portion of recorded fair value that is not directly offset by an increase/decrease in revenue due to weather is excluded for non-GAAP purposes.

(e)	In the quarter ended December 31, 2008, Washington Gas recorded a $4.6 million reversal of a reserve for disallowed gas costs in Maryland and recorded income of $4.6 million due to a February 5, 2009 Order issued by the Public Service Commission of Maryland (PSC of MD). This Order resolved a contingency related to a proposed order issued by a Hearing Examiner of the PSC of MD in fiscal year 2006.

(f)	Quarterly earnings per share may not sum to year-to-date or annual earnings per share as quarterly calculations are based on weighted average common and common equivalent shares outstanding, which may vary for each of those periods.

WGL HOLDINGS, INC.
RECONCILIATION OF GAAP EARNINGS GUIDANCE TO
NON-GAAP EARNINGS GUIDANCE
FISCAL YEAR ENDING SEPTEMBER 30, 2010

Consolidated
	Low	High

GAAP Earnings Per Share Guidance Range	$2.29	$2.41
Adjusted for:
Unrealized mark-to-market gain on energy-related derivatives (a)	(0.07)	(0.07)
Storage optimization program	0.01	0.01
Amortization of derivative contract termination (b)	(0.02)	(0.02)
Partial settlement of the Supplemental Employee Retirement Program (c)	0.04	0.04

Non-GAAP Operating Earnings Per Share Guidance Range	$2.25	$2.37

Regulated Utility Segment
	Low	High

GAAP Earnings Per Share Guidance Range	$1.96	$2.02
Adjusted for:
Unrealized mark-to-market gain on energy-related derivatives (a)	(0.13)	(0.13)
Storage optimization program	0.01	0.01
Amortization of derivative contract termination (b)	(0.02)	(0.02)
Partial settlement of the Supplemental Employee Retirement Program (c)	0.04	0.04

Non-GAAP Operating Earnings Per Share Guidance Range	$1.86	$1.92

Unregulated Business Segments
	Low	High

GAAP Earnings Per Share Guidance Range	$0.33	$0.39
Adjusted for:
Unrealized mark-to-market loss on energy-related derivatives (a)	0.06	0.06

Non-GAAP Operating Earnings Per Share Guidance Range	$0.39	$0.45

Footnotes:

(a)	Represents the estimated reversal of certain of our existing unrealized mark-to-market positions related to our energy derivatives that will be recorded to income during fiscal year 2010. For the regulated utility segment, to the extent that our unrealized mark-to-market gains and losses are not shared with customers, these amounts are recorded directly to income. All unrealized mark-to-market gains and losses for the retail energy-marketing segment are recorded directly to income.

(b)	During the fourth quarter of fiscal year 2009, Washington Gas terminated a long-term energy-related derivative contract related to its transportation capacity optimization and recognized an associated loss of $3.9 million for GAAP purposes. For non-GAAP purposes, this loss is being recognized in this period and in future periods to be matched against the margins earned as a result of the termination, consistent with the regulatory sharing treatment.

(c)	Represents the partial settlement of the Supplemental Employee Retirement Program due to lump sum distributions to certain retired employees that are scheduled in 2010.